MOORE & ASSOCIATES, CHARTERED
            ACCOUNTANTS AND ADVISORS
                     PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the SB-1/A registration statement of Harrison Mining Inc. of our report dated August 11, 2006 on our audit of the financial statements of Harrison Mining Inc. as of May 31st, 2006, and the results of its operations and cash flows for the period ended May 31st, 2006 from inception and the reference to us under the caption “Experts.”

/s/Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
August 11, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7511 Fax (702) 253-7501